_______________________________
In Re:					:		UNITED STATES BANKRUPTCY COURT
					:		FOR THE DISTRICT OF NEW JERSEY
					:
DRIVER HARRIS COMPANY, 	:		Chapter 11
					:
					:		Case No.:  03-48539 (NLW)
					:
	Debtor.	:
					:
_______________________________


SECOND AMENDED CHAPTER 11 PLAN OF REORGANIZATION
FOR DRIVER-HARRIS COMPANY

	Pursuant to Bankruptcy Code section 1121(c)(3), Driver-Harris Company, the debtor and debtor-in-possession herein (the "Debtor"), hereby proposes this second amended plan of reorganization (the "Plan").
ARTICLE I
DEFINED TERMS AND INTERPRETATION
	1.1	Interpretation.	Unless otherwise specified, all paragraph,
section, article and exhibit references in the Plan are to the respective paragraph in, section in, article of, or exhibit to the Plan, as the same may be amended or modified. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions of the Plan. Words denoting the singular number shall include the plural number and vice versa, and words denoting one gender shall include the other gender.
	1.2	Application of Definitions and Rules of Construction Contained
in the Bankruptcy Code.	Words and terms defined in the Bankruptcy Code shall
have the same meaning when used in the Plan, unless a specific different definition is given in the Plan. The rules of construction in Bankruptcy Code section 102 apply to construction of the Plan.
	1.3	Definitions.	The capitalized terms used herein have the
respective meanings set forth below.
	(a)	"Administrative Claim" means a Claim for a cost or expense of administration in the Chapter 11 Case asserted pursuant to Bankruptcy Code
Section 503(b).
	(b)	"Allowed" when used with respect to a Claim or Debtor Interest, means a Claim or Debtor Interest (i) that is allowed as set forth in Article V of this Plan, or (ii) that is not a Contested Claim.
	(c)	"Assets" means, with respect to the Debtor, any and all
property in which the Debtor has an interest within the meaning of Bankruptcy Code section 541.
	(d)	"Bankruptcy Code" means title 11 of the United States Code,
together with all amendments and modifications to the extent applicable to this Chapter 11 Case.
	(e)	"Bankruptcy Court" means the United States Bankruptcy Court for the District of New Jersey, or such other court having subject matter jurisdiction over this Chapter 11 Case.
	(f)	"Bankruptcy Estate" means the estate of the Debtor created
pursuant to Bankruptcy Code section 541.
	(g)	"Bankruptcy Rules" means the Federal Rules of Bankruptcy
Procedure, together with all amendments and modifications to the extent applicable to this Chapter 11 Case.
	(h)	"Bar Date" means the date fixed by the Bankruptcy Court by
which any and all Proofs of Claim were required to be filed against the
Debtor.
	(i)	"Business Day" means any day except Saturday, Sunday, or any legal holiday expressly set forth in Bankruptcy Rule 9006(a).
	(j)	"Cash" means legal tender of the United States of America or cash equivalents.
	(k)	"Cause of Action" means (i) a right of the Debtor or the
Bankruptcy Estate to payment from any Person, whether or not such right to payment is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured and (ii) a right of the Debtor or the Bankruptcy Estate to an equitable remedy against any Person for breach of performance whether or not such remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured, which may exist as of the
Effective Date, regardless of whether these rights arose before, on or after the Petition Date, including any fraudulent transfer actions and other actions which may be asserted pursuant to Bankruptcy Code sections 105,
510, 542, 543, 544, 545, 547, 548, 549 or 550, and any avoidance actions available to the Debtor or the Bankruptcy Estate under state law.
	(l)	"Chapter 11 Case" means the Debtor's bankruptcy case,
currently under Chapter 11 of the Bankruptcy Code.
	(m)	"Claim" means any right to payment from the Debtor or the
Bankruptcy Estate, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, contested, uncontested, legal, equitable, secured, or unsecured; or any right to an equitable remedy for breach of performance if such breach gives rise to a right to payment from the Debtor or the estate, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, contested, uncontested, secured, or unsecured.
	(n)	"Claimant" means the holder of a Claim.
	(o)	"Class" means a category of holders of Claims or Debtor
Interests as provided for in Article II of the Plan.
	(p)	"Collateral" means any Asset subject to an unavoidable Lien
or right of set-off securing payment of a Claim.
	(q)	"Confirmation Date" means the date on which the Confirmation
Order is entered on the docket of the Bankruptcy Court.
	(r)	"Confirmation Hearing" means the hearing conducted by the
Bankruptcy Court, and any adjournment or continuation thereof, at which the
Plan Proponent requests confirmation of the Plan.
	(s)	"Confirmation Order" means the order of the Bankruptcy Court or any other court of competent jurisdiction which is entered confirming the Plan.
	(t)	"Contested Claim," means a Claim against the Debtor, other than an allowed Administrative Claim, (i) that is listed in the Debtor's schedules of liabilities as disputed, contingent, or unliquidated, or (ii) that is the subject of a Proof of Claim to which an objection has been filed.
	(u)	"Creditor" means an entity that has Claim against the Debtor which arose at the time of or before the Petition Date; or an entity that has a Claim against the Debtor's estate of a kind specified in Bankruptcy Code sections 348(d), 502(f), 502(g), 502(h) or 502(i).
	(v)	"Debtor" means Driver Harris Company.
	(w)	"Debtor Interests" means all right, title and interest of the
Debtor in any Assets including but not limited to the right to receive and partnership distributions, stock dividends or payments of any kind such as the right to collect on any loan, and the right/ability to vote, hold or control any shares/interests of the Debtor in non-debtor corporations, entities, proprietorships or partnerships.
	(x)	"Deficiency Claim" means the Claim of any holder of a Secured
Claim, which is not being cured and reinstated and which by contract between the Debtor and the Claimant enables the Claimant to seek payment from the
Debtor for the difference, if any, between the Allowed Claim and the value of the Collateral securing the Allowed Claim.
	(y) 	"Disbursing Agent" means the Debtor.
	(z)	"Distribution Date" means the date on which a distribution on a claim is to be made pursuant to the Plan, which shall occur ten days after all orders governing Fee Claims have become Final Orders.
	(aa)	"Effective Date" of the Plan shall occur ten (10) days after the Confirmation Order pursuant to 11 U.S.C. 1129 becomes a Final Order.
	(bb)	"Equity Interest" means (i) a share in any corporation whether or not transferable or denominated "stock", or similar security; or (ii) a warrant or right (other than a right to convert) to purchase, sell, or subscribe to a share, security, or interest of a kind specified in subparagraph (i) of this paragraph.
	(cc)	"Estimated Claim Amount" means the estimated amount of a
Contested Claim fixed by the Bankruptcy Court.
	(dd)	"Estimated Claims Order" means an order of the Bankruptcy
Court that estimates the aggregate amount of General Unsecured Claims that are Contested Claims and fixes the Escrowed Claim Amounts.
	(ee)	"Federal Tax Liability" means any liability of the Debtor
including penalties and interest, to the United States of America pursuant to the Tax Code, for income or gain, whether actual or imputed.
	(ff)	"Fee Application" means an application under Bankruptcy Code
Section 330 or 503 for an allowance of compensation and reimbursement of expenses in the Chapter 11 Case.
	(gg)	"Fee Claim" means a Claim under Bankruptcy Code section 330
and 503 for an allowance of compensation and reimbursement of expenses in the Chapter 11 Case.
	(hh)	"Final Order" means a final order or judgment of the Bankruptcy
Court or any other court or adjudicative body, which has not been stayed pending appeal, timely motion for reconsideration or certiorari proceeding and, with respect to any Fee Claim, includes a final award of compensation awarding or adjusting any prior interim award which becomes a Final Order.
	(ii)	"General Unsecured Claim" means any Claim that is not an
Administrative Claim, a Fee Claim, a Non-Tax Priority Claim, a Priority Tax Claim, an Insider Claim, a Secured Claim or a Debtor Interest and includes all Deficiency Claims.
	(jj)	"Insider" means any person as defined at 11 U.S.C. 101(31) of the Bankruptcy Code.
	(kk)	"Lien" means a charge against or interest in property to
secure payment of a debt or performance of an obligation.
	(ll)	"Non-Tax Priority Claims" means any Claim entitled to priority in accordance with Bankruptcy Code subsections 507(a)(3), (4), (5), (6) and (8) "Objection Deadline" means the date by which objections to Claims must be filed; to wit, sixty (60) days after the Confirmation Effective Date, or such later date as may be established by Order of the Bankruptcy Court.
	(nn)	"Person" means an individual, corporation, partnership,
joint venture, trust, estate, unincorporated association, unincorporated organization, governmental entity, or political subdivision thereof, or any other entity.
	(oo)	"Petition Date" means November 26, 2003.
	(pp)	"Plan" means this chapter 11 plan as it may be amended from time to time in compliance with the Bankruptcy Code and the Bankruptcy Rules.
	(qq)	"Plan Proponent" means the Debtor.
	(rr)	"Priority Tax Claim" means a Claim entitled to priority pursuant to Bankruptcy Code section 507(a)(7).
	(ss)	"Professional Person" means a Person retained or to be
compensated pursuant to Bankruptcy Code section 327, 328, 330, 503(b)(2), 503(b)(3), 503(b)(4), 503(b)(5) or 1103.
	(tt)	"Proof of Claim" means a document (i) identical to or (ii)
substantially similar to, and containing the information required by Official Form 10 of the Bankruptcy Rules.
	(uu) 	"Pro Rata" means, with respect to a distribution the ratio of the dollar amount of the Claim or Debtor Interest in the indicated Class to the aggregate dollar amount of all Claims or Debtor Interests in the indicated
Class (including in each such calculation the full amount of Contested Claims or Debtor Interests in the Class as of that date, but excluding any Contested Claims or Debtor Interests which have been disallowed by a Final Order).
	(vv)  	"Reorganized Debtor" means Driver-Harris Company from the
Confirmation Date forward.
	(ww)  	"Secured Claim" means (i) a Claim secured by a Lien which is valid, perfected and enforceable under applicable law and is not avoidable under the Bankruptcy Code or other applicable non-bankruptcy law; (ii) a Claim allowed under the Plan as a Secured Claim, and (iii) the secured portion of a Claim whose Lien is preserved under Bankruptcy Code section 506(d)(1).
Secured Claims do not include any Claims secured by a Lien against the assets of any Partnership.
	(xx) 	"State Tax Liability" means any tax liability of the Debtor
for income or gain, whether actual or imputed, including penalties and interest, which is not a Federal Tax Liability.
	(yy) 	"Tax Attribute" means those rights of the Debtor to exclude
or offset income and avoid taxation set forth in Tax Code section 1398(g), including any net operating loss carry-forward, any charitable contribution carry-forward, any credit carry-forward, any capital loss carry-forward, any passive activity loss carry-forward, and any basis, holding period or other character of any Asset to which the Debtor was entitled as of the Petition
Date or which arises from or relates to any Trust Asset after the Petition
Date but prior to the Consummation Date.
	(zz) 	"Tax Claim" means any Federal Tax Liability or State Tax
Liability.
	(aaa) 	"Tax Code" means the Internal Revenue Code of 1986, 26
U.S.C. 1 et seq., as amended from time to time, and corresponding provisions of any subsequent federal revenue act.  A reference to a section of the Tax
Code shall include a reference to any and all Treasury regulations interpreting, limiting or expanding such section of the Tax Code.
ARTICLE II
CLASSIFICATION OF CLAIMS AND DEBTOR INTERESTS
	2.1	Claims Classified.	All Claims and Debtor Interests
except for Administrative Claims and Priority Tax Claims, shall be classified as set forth in section 2.3 of the Plan.
	2.2	Administrative Claims and Priority Tax Claims.	As provided
by Bankruptcy Code section 1123(a)(1), Administrative Claims and Priority
Tax Claims against the Debtor or Bankruptcy Estate shall not be classified for purposes of voting or receiving distributions under the Plan. Rather, all such Claims shall be treated separately as unclassified Claims as set forth in Article VI of the Plan.

	2.3	Claims and Debtor Interests.  The Claims and Debtor
Interests are classified as follows:
(a)		Class 1 Priority Wage and or Employee Benefit Plan Claims
(b)		Class 2 General Unsecured Claims
(c)		Class 3 Debtor Interests
ARTICLE III
IDENTIFICATION OF IMPAIRED CLASSES
OF CLAIMS AND DEBTOR INTERESTS

	3.1	Unimpaired Classes of Claims.	The Claims in Class 1 are
unimpaired.
	3.2	Impaired classes of Claims and Debtor Interests.  The Claims of Classes 2 and 3 are impaired. However, only Class 2 claim holders are entitled to vote.
	3.3	Impairment Controversies. If a controversy exists as to
whether any Claim, or any class of Claims is impaired, the Bankruptcy Court shall determine such controversy before or at the Confirmation Hearing.
ARTICLE IV
ALLOWANCE OF DEFICIENCY CLAIMS
	4.1	Plan as Settlement and Estimation of Deficiency Claims.
It is not anticipated that any Deficiency Claim shall exist against the Debtor. If the Plan Proponent determines that any Deficiency Claim exists, the Plan Proponent shall file a motion to fix such Deficiency Claim on or before the Effective Date. All Deficiency Claims shall be entitled to Pro Rata distribution on account of their Allowed Deficiency Claims in Class 2 in accordance with the treatment provided in this Article.

ARTICLE V
TREATMENT OF CLASSES OF CLAIMS AND DEBTOR INTERESTS
	5.1	Claims and Debtor Interests.  The Classes of Claims and
Debtor Interests shall be treated as follows:
      Class 1   Priority Wage and/or Employee Benefit Plan Claims.  This
Class is not impaired. This class shall consist of all Creditors holding Allowed Claims, but only to the extent of $4,650, as set forth in
11 U.S.C. 507(a)(3) and (4). Allowed Class 1 Claimants shall receive a cash payment of the full amount of their Allowed Class 1 Claims, on or before the Effective Date.
	Class 2 General Unsecured Claims. This Class is impaired. This Class shall consist of all creditors holding Allowed General Unsecured Claims against the Debtor which are not classified as Class 1 Claims. Allowed Class 2 Claimants shall receive a pro rata distribution of the stock to be issued in the Reorganized Debtor at the rate of one share per ten dollars of Allowed Claim (the 'Stock Distribution'). The distributions to Allowed Class 2 Claimants shall be issued within thirty days of the Effective Date.
	Class 3 Debtor Interests. This class is impaired. On the Effective Date, all stock in the Debtor shall be cancelled and all pre-petition shareholders shall receive nothing on account of their equity interests in the Debtor as existed as of the Petition Date.
	5.2       	Means For Implementation of Plan.
The Plan shall be implemented by the Debtor making the Stock Distribution and CICE making a loan of up to $35,000 to the Debtor to satisfy the Debtor's post confirmation obligations under the plan. The payment terms of such loan are to be negotiated between the Reorganized Debtor and CICE. The Debtor's obligation to repay the aforementioned loan will not be discharged by virtue of confirmation of the Plan.
            On the Effective Date, all shares of stock in the Debtor shall be cancelled and all pre-petition shareholder' ownership interests in the Debtor shall be extinguished. Within thirty (30) days of the Effective Date, the Reorganized Debtor shall issue all of the shares of the Reorganized Debtor to holders of Allowed Class 2 Claims at the rate of one share per ten dollars of Allowed Claim. To the extent that the Debtor is disputing any Class 2 Claim, the disputed creditors shares in the Reorganized Debtor (calculated at the highest amount of the disputed claim), shall be held in escrow until such time as a final order is entered determining the amount of the disputed claim. Within thirty (30) days of the entry of a Final Order determining the disputed claim, the Reorganized Debtor shall distribute the appropriate shares of the Reorganized Debtor to the disputed creditor.
ARTICLE VI
PROVISIONS FOR TREATMENT OF UNCLASSIFIED CLAIMS
	6.1	Administrative Claims.  All Administrative Claims against
the Debtor shall be treated as follows:
			(a) Time for Filing Administrative Claims. The holder of an Administrative Claim whether or not disputed, other than a Fee Claim or a liability incurred and paid in the ordinary course of business by the Debtor, must file with the Bankruptcy Court, and serve a copy upon Debtor's counsel, notice of such Administrative Claim within thirty days after the entry of the Confirmation Order pursuant to Bankruptcy Rule 3020(b), or be forever barred from receiving payment.
The notice of such Administrative Claim must include, at a minimum:
		(i)   the name and address of the holder of the Claim;
		(ii)   the amount of the Claim;
		(iii)  the date on which the Claim arose;
		(iv)  a detailed explanation of the basis of the Claim
with all pertinent documents attached; and
		(v)   whether such Claim has been allowed pursuant to a
Final Order.Failure to file notice of an Administrative Claim as required under this Section 6.1(a) of the Plan shall result in the Administrative Claim being forever barred and discharged.
	(b)	Time for Filing Fee Claims.	Each Professional Person
who holds or asserts an Administrative Claim that is a Fee Claim shall file with the Bankruptcy Court, and serve on all parties required to receive notice, a Fee Application within sixty (60) days after the Effective Date. The failure to file the Fee Application as required under this Section 6.1(b) of the Plan shall result in the Fee Claim
being forever barred and discharged.   The Confirmation Order shall
amend and supersede any previously entered order of the Bankruptcy Court regarding procedures for the payment of Fee Claims.
	(c)	Allowance of Administrative Claims.  An Administrative
Claim with respect to which notice has been properly filed pursuant to
Section 6.1(a) of the Plan shall become an Allowed Administrative Claim if no objection is filed on or before sixty days after notice of entry of Confirmation Order pursuant to Bankruptcy Rule 3020(b). If an objection is filed within the time period set forth in this section, the Claim shall become an Allowed Administrative claim only to the extent Allowed by a Final Order. An Administrative Claim that is a Fee Claim, and with respect to which a Fee Application has been properly filed pursuant to Section 6.1(b) of the Plan, shall become an Allowed Administrative Claim only to the extent allowed by a Final Order.
	(d)	Payment of Administrative Claims. Each holder of an
Allowed Administrative Claim shall be paid the full amount of such holder's Allowed Administrative Claim on the Effective Date, or upon such other terms as agreed in writing upon by such holder and the
Debtor, or as ordered by the Bankruptcy Court; provided, however, that an Administrative Claim representing a liability incurred in the ordinary course of business by the Debtor may be paid in the ordinary course of business by the Debtor from the Assets. The compensation of
professionals and others whose 	compensation must be approved by the
Bankruptcy Court will be paid only after Bankruptcy Court approval of such compensation. Subject to Bankruptcy Court approval, each holder of an Allowed Administrative Fee Claim shall be paid the full amount of such holder's Claim on within ten days after the allowance of Claim by the Bankruptcy Court, or upon such other terms as agreed upon by such holder and the Debtor, or as ordered by the Bankruptcy Court.
	(e)	Payment of Post Confirmation Professional Fees.  The
Debtor's professionals may seek payment for services rendered as counsel to the Debtor subsequent to the Confirmation Date without the need for application to the Court. Fees incurred subsequent to the Confirmation Date shall be treated and paid as Administrative Claims.
ARTICLE VII
ACCEPTANCE OR REJECTION OF PLAN; EFFECT OF REJECTION BY ONE OR MORE CLASSES OF CLAIMS OR DEBTOR INTERESTS
	7.1	Classes Entitled to Vote.	Class 2 claim
holders shall be entitled to vote with respect to the Plan.
	7.2	Class Acceptance Requirement.	With respect to any
Class of Claims which is impaired and entitled to vote, such Class of Claims shall have accepted the Plan if it is accepted by at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the Allowed Claims of such Class (excluding Insiders)
that vote on the Plan.  With respect to any Class of Debtor
Interests which is impaired and entitled to vote, such Class of
Debtor Interests shall have accepted the Plan if it is accepted by at least two-thirds (2/3) in amount of such Class that vote on the
Plan.
	7.3	Confirmation Without Acceptance.	If any
impaired Class of Claims or Debtor Interests shall fail to accept the Plan in accordance with Bankruptcy Code section 1129(a), the
Plan Proponent may request that the Bankruptcy Court confirm the
Plan in accordance with Bankruptcy Code section 1129(b), provided at least one impaired class has voted to accept the Plan.
ARTICLE VIII
PROVISIONS GOVERNING DISTRIBUTIONS
	8.1	Date of Distributions. Any and all distributions and
deliveries to be made under the Plan shall be made on the
Distribution Date, or the next succeeding Business Day is such date is not a Business Day, except as otherwise provided for in this
Plan.  The Disbursing Agent shall distribute payment to all other
Allowed Claimants as specifically set forth in the Plan.
	8.2	Disbursing Agent. Debtor shall serve as Disbursing
Agent and shall make all distributions required under this Plan.
	8.3	Means of Cash Payment.	Cash payments made pursuant
to the Plan shall be in U.S. funds, by check drawn on a domestic Financial Institution.
	8.5	Delivery of Distributions. Subject to Bankruptcy
Rule 9010, distributions and deliveries to holders of Allowed Claims or Debtor Interests shall be made at the address of each such holder as set forth on the Proof of Claim filed by such holder (or at the last known addresses of such holders if no Proof of Claim is filed).
If any holder's distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until the Debtor is notified of such holder's then current address, at which time all missed distributions, to the extent provided under this Article shall be made to such holder without interest.  Amounts in respect of undeliverable distributions made through the Debtor shall be returned to the Debtor until such distributions are claimed.
All claims for undeliverable distributions shall be made on or before the first anniversary of the Distribution Date.  After such date, all unclaimed distributions shall revert to the Debtor for distribution to other Creditors as provided herein and the claim of any holder with respect to such distribution shall be discharged and forever barred.
	8.6	Time Bar to Cash Payments.   Checks issued by the
Debtor in respect of Allowed Claims shall be null and void if not cashed within ninety (90) days after the date of issuance. Requests for reissuance of any check shall be made directly to the Debtor by the holder of the Allowed Claim with respect to which such check originally was issued. Any claim in respect of such voided check shall be made on or before the later of (i) the first anniversary of the Distribution Date or (ii) ninety (90) days after the date of issuance of such check. After such date, all claims in respect of voided checks shall be discharged and forever barred.

ARTICLE IX
TREATMENT OF EXECUTORY CONTRACTS
AND UNEXPIRED LEASES
	9.1	Executory Contracts and Unexpired Leases.With the
exception of the Debtor's executory contracts and unexpired leases which have been rejected pursuant to the Bankruptcy Code or an order of the Bankruptcy Court prior to the Effective Date, any and all executory contracts and unexpired leases to which the Debtor is a party, shall be deemed to be assumed on the Effective Date in accordance with the provisions and requirements of Bankruptcy
Code sections 365 and 1123.  Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions, assignments or rejections pursuant to Bankruptcy Code sections
365(a) and 1123. Nothing contained herein shall obligate the Plan Proponent to file any list of assumed executory or unexpired leases.
	9.2	Cure of Defaults. The Confirmation Order shall
establish the payment, if any, required to cure any defaults as required by Bankruptcy Code section 365(b) which shall be paid as provided in Section 6.1(d).
	9.3	Claims Based on Rejection of Executory Contracts
or Unexpired Leases. All Proofs of Claim with respect to Claims arising from the rejection of executory contracts or unexpired leases must be filed with the Bankruptcy Court within the earlier of (i) the date set forth for filing Claims in any order of the Bankruptcy Court approving such rejection, (ii) thirty (30) days after the date of rejection, or (iii) thirty (30) days after the entry of the Confirmation Order. Any such Claim, which is not the subject of a timely filed Proof of Claim will be barred forever from assertion against the Debtor, his Assets, or the Bankruptcy Estate. Notice of the deadline as set forth in the preceding sentence shall be by direct notice to known parties to such rejected contracts and by the notice of entry of the Confirmation Order with respect to unknown contracts or parties. Unless otherwise ordered by the Bankruptcy Court, upon allowance thereof, all properly filed Claims arising from the rejection of executory contracts or unexpired leases, shall be, and shall be treated as Class 2 General Unsecured Claims.
ARTICLE X
OBJECTIONS TO CLAIMS
	10.1	Objection Deadline. As soon as practicable, but in no
event later than sixty (60) calendar days after the Effective Date
(or such later date as may be established by Order of the Bankruptcy Court), objections to Claims (other than Administrative Claims and Deficiency Claims) shall be filed with the Bankruptcy Court and served upon the holders of each of the Claims to which objections are made.  Objections to Administrative Claims must be
filed pursuant to the provisions of section 6.1(c) of the Plan.
	10.2	No Distribution Pending Allowance. Notwithstanding
any other provision of the Plan, no payment or distribution shall be made with respect to any Contested Claim unless and until such Contested Claim becomes an Allowed Claim pursuant to a Final Order.
	10.3	Escrow of Distributions on Contested Claims.
On the Distribution Date, the Disbursing Agent shall withhold from the property to be distributed under the Plan, the Escrowed Distribution Amount, which shall be based on the Estimated Claim Amount of any Claims which remain Contested Claims as of the Distribution Date. As to any Contested Claim, upon a request for estimation, the Bankruptcy Court shall establish the Escrowed Claim Amount for use in determining what amount should be withheld as the Escrowed Distribution Amount. If practicable, the Debtor may invest any Cash withheld as the Escrowed Distribution Amount in a manner that will yield a reasonable return, taking into account the safety of the investment. On or before the date fixed by the Bankruptcy Court as the date for the Confirmation Hearing, the Debtor or the Committee shall make an application to the Bankruptcy Court for the Estimated Claims Order, which will estimate the aggregate amount of Contested Claims that are General Unsecured Claims for purposes of calculating distributions to the holders of General Unsecured Claims under the Plan.
	10.4	Distributions After Allowance.	As soon as practicable
after the date that the order or judgment of the Bankruptcy Court allowing a Contested Claim becomes a Final Order, any property in the Escrowed Distribution Amount that would have been distributed prior to the date on which a Contested Claim became an Allowed Claim shall be distributed, together with any dividends, payments, or other distributions made on account of and any interest earned on the property, from the date such distributions would have been due had such Claim then been an Allowed Claim through the date such distributions are made. Payments and distributions from the Escrowed Distribution Amount to each holder of a Contested Claim, to the extent that such Claim ultimately becomes an Allowed Claim, shall be made in accordance with the provisions of the Plan governing the class of Claims to which the respective holder belongs.
	10.5	Distributions After Disallowance. If any of the
property withheld as the Escrowed Distribution Amount remains after all objections to Contested Claims of a particular class have been resolved, such remaining property, to the extent attributable to the Contested Claim, shall be distributed to the remaining Creditors in accordance with the Plan.
ARTICLE XI
MISCELLANEOUS PROVISIONS
	11.1	Discharge of Debtor.  On the Distribution Date, the
Debtor, the Bankruptcy Estate, and all successors thereto shall be fully discharged and released from any and all Claims or Debtor Interests, except Tax Claims, including demands and liabilities that arose before the Effective Date, and all debts of the kind specified in Bankruptcy Code sections 502(g), 502(h), or 502(i), whether or not
(a) a Proof of Claim based upon such debt is filed or deemed filed under Bankruptcy Code section 501; (b) a Claim or Debtor Interest based upon such debt is allowed under Bankruptcy Code section 502; or
(c) the holder of a Claim or Debtor Interest based upon such debt has accepted the Plan, except for Tax Claims. The Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtor, the estates, and all successors thereto, except as provided herein. As provided in Bankruptcy Code section 524, such discharge shall void any judgment against the Debtor, his estate, or any successor thereto no matter when obtained to the extent the judgment relates to a Claim or Debtor Interest discharged, and the Confirmation Order operates as an injunction against the prosecution of any action against the Debtor or against any Asset or against the Debtor's estate to the extent the judgment relates to a Claim or Debtor Interest discharged. Entry of the Confirmation Order shall serve as a dismissal with prejudice of any and all non-dischargeability actions pending against the Debtor.
	11.2  Release of Causes of Action.  On the Confirmation
Date, and without further notice or order, all entities to which a Cause of Action could have been asserted by the bankruptcy estate under 11 U.S.C.544, 545, 546, 547, 548, 549 and 550 shall be automatically released forever, unless said Cause of Action shall have been commenced prior by the Debtor prior to the Confirmation
Date.
	11.3  Effect of Confirmation Order. Except for Tax Claims
or as otherwise provided in this Plan or the Confirmation Order, the Confirmation Order shall be a judicial determination of discharge of the Debtor from all debts that arose before the Effective Date and any liability on a Claim or Debtor Interest that is determined under Bankruptcy Code section 502 as if such Claim or Debtor Interest had arisen before the Effective Date, whether or not a Proof of Claim based on any such debt or liability is filed under Bankruptcy Code section 501 and whether or not a Claim or Debtor Interest based on such debt or liability is allowed under Bankruptcy Code section 502.
	11.4  Abandonment, Vesting and Re-vesting of Assets. As of
the Effective Date, the Debtor shall retain ownership of all Assets not specifically transferred pursuant to the Plan, or transferred prior to confirmation of the Plan pursuant to orders of the
Bankruptcy Court.   Said Assets shall revest in the Debtor free and
clear of all liens, Claims, and encumbrances of any Creditor or any other Person, except the obligations, rights and liens continued or granted pursuant to the Plan and the Confirmation Order.
	11.5  Binding Effect.	The rights, benefits and obligations
conferred on any Person by the Plan will be binding upon, and inure to the benefit of the executors, agents, successors, heirs, affiliates, authorized representatives, counsel and assigns of any such Persons including any Person claiming an interest in any Asset through such Person, except as otherwise expressly provided in the Plan.
	11.6  Severability.	If the Bankruptcy Court determines
that any provision of this Plan is unenforceable either on its face or as applied to any Claim transaction, the Plan Proponents may modify the Plan in accordance with Section 14.3 so that such provision shall not be applicable to the holder of any Claim or
Debtor Interest.  Such a determination of unenforceability shall not (i) limit or affect the enforceability and operative effect of any other provision of the Plan or (ii) require the re-solicitation of any acceptance or rejection of the Plan.  However, severability of any condition set forth in Article 13 may not occur unless as provided in Article 13.
ARTICLE XII
CONSUMMATION OF THE PLAN
	12.1	Retention of Jurisdiction.	The Bankruptcy
Court shall retain subject matter jurisdiction over the Chapter 11 Case for purposes (i) through (ix) below:
	(i)	To determine any and all objections to and
proceedings involving the allowance, estimation, classification, and subordination of Claims;
	(ii)	To determine any and all applications for
allowances of compensation and reimbursement of expenses and any other fees and expenses authorized to be paid or reimbursed under the Bankruptcy Code or the Plan;
	(iii)	To determine any and all applications pending on
the Effective Date for the rejection, the assumption or the
assumption and assignment, as the case may be, of executory
contracts or unexpired leases to which the Debtor are a party or with respect to which the Debtor may be liable, and to hear and determine, and if need be to liquidate, any and all Claims arising therefrom;
	(iv)	To determine any and all applications, adversary
proceedings, and contested or litigated matters that may be pending on the Effective Date;
	(v)	To consider any modifications of the Plan,
remedy any defect or omission or reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order, to the extent authorized by the Bankruptcy Court;
	(vi)	To determine all controversies, suits, and
disputes that may arise in connection with the interpretation, enforcement, or consummation of the Plan or any Person's obligations hereunder;
	(vii)  	To enforce the provisions of Article XIII;
	(viii) 	To issue orders in aid of execution of the
Plan to the extent authorized by Bankruptcy Code section 1142;
and
	(ix)	To determine such other matters as may be set forth
in the Confirmation Order or which may arise in connection with and including the Plan and the implementation thereof, the Confirmation Order, the Effective Date or any Distribution Date.
	12.2	Failure of Court to Exercise Jurisdiction. If the
Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising out of or relating to this Chapter 11 Case, Section 14.1 shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction by any other Court having competent jurisdiction with respect to such matter.
	12.3	Modification of Plan.	 Modifications of the Plan
may be made in writing by the Plan Proponents at any time before confirmation, provided that pursuant to Bankruptcy Code section
1127, (a) the Plan, as modified, meets the requirements of Bankruptcy Code sections 1122 and 1123, and (b) the Plan Proponents shall have complied with Bankruptcy Code section 1125. The Plan may be modified at any time after confirmation and before or after its substantial consummation by the Plan Proponents provided that pursuant to Bankruptcy Code section 1127, (a) the Plan, as modified, meets the requirements of the Bankruptcy Code, and (b) the Bankruptcy Court, after notice and a hearing, confirms the Plan, as modified, under Bankruptcy Code section 1129. A holder of a Claim or Debtor Interest that has accepted or rejected the Plan shall be deemed to have accepted or rejected, as the case may be, such Plan as modified unless, within any time period fixed by the Bankruptcy Court, such holder changes its previous acceptance or rejection.


					Respectfully Submitted,

					Driver-Harris Company


By: 	/s/ Frank Driver
			      		Frank Driver, President

Dated:  August 14, 2006